                                                                    EXHIBIT 99.1

                                 PRESS RELEASE
                                 -------------

Office Depot Contacts                            Viking Office Products Contacts
---------------------                            -------------------------------
Barry Goldstein                                  Frank R. Jarc
Executive Vice President & CFO                   Executive Vice President & CFO
561/265-4237                                     310/225-4266

Gary Schweikhart                                 Charlotte Wiethoff
Vice President Public Relations                  Vice President Administration & Secretary
561/265-4399                                     310/225-4263



              Office Depot, Inc. and Viking Office Products, Inc.
              ---------------------------------------------------
                       Sign Definitive Merger Agreement
                       --------------------------------

          Transaction Expected to Be Accretive to Earnings Per Share
          ----------------------------------------------------------

MAY 18, 1998 (Delray Beach, FL and Los Angeles, CA) -- OFFICE DEPOT, INC. (NYSE: ODP) and VIKING OFFICE PRODUCTS, INC. (Nasdaq: VKNG) today announced a definitive agreement to merge into a single company. While the combined company's corporate headquarters will be in Delray Beach, Florida, Viking will become a wholly-owned subsidiary headquartered in Torrance, California.

The transaction is intended to be a tax-free exchange of shares pursuant to which the stockholders of Viking will receive one share of Office Depot common stock for each outstanding share they own. The merger will be accounted for as a pooling of interests and is subject to customary closing conditions, including the approval of the stockholders of both companies and required regulatory approvals.

It is anticipated that the companies will realize various synergies and that the merger will have an accretive impact on earnings per share for the shareholders of both companies in 1999.

David I. Fuente, Chairman and Chief Executive Officer of Office Depot, stated, "Office Depot fully expects to keep the Viking brand, because it is so well known and highly respected. The Viking name stands for quality office products and a fanatical devotion to superior customer service. Our goal is to embrace their well-earned reputation."

David Fuente will be Chairman and Chief Executive Officer of the merged company. Irwin Helford will continue as Chairman of Viking, and be Vice Chairman of the combined company. John Macatee will be President and Chief Operating Officer of the combined company. Bruce Nelson will be Chief Executive Officer and President of the Viking subsidiary. Nelson and Helford, along with two other Viking Board members, will join the Office Depot Board.

Press Release
add 1


"This merger combines two of the biggest and most successful companies in the office products industry: Office Depot, already the world's largest seller of office products, and Viking, one of the most respected suppliers of office products throughout the United States, Europe and Australia. This merger is a winning combination that will benefit both customers and shareholders as we strengthen the combined companies' buying power and achieve efficiencies in distribution and catalog operations," said Fuente.

"Viking's impressive international operations combined with Office Depot's leading position in North America will create an unparalleled global enterprise in the office products industry," Fuente added.

Irwin Helford, Chairman and Chief Executive Officer of Viking, commented, "This merger is very good for our shareholders, employees and customers as we combine the best of Viking and Office Depot into the finest industry organization I've seen in 42 years."

Viking Office Products, Inc. now operates 26 facilities in 11 countries, with more than 2.5 million active business customers in the United States, Europe and Australia. Viking reported sales of $1.121 billion for the first nine months of FY1998 (ended March 31), a 16.8% increase in dollars and a 22% increase in local currencies.

Office Deport, Inc. currently operates 614 stores throughout the United States and Canada, as well as a national business-to-business delivery network that includes 70 local sales offices, 21 delivery centers and three national Telecenters. The Company can be accessed online at www.officedepot.com.
Through joint ventures and international licensing agreements there are also 53 Office Depot locations in eight additional countries: Colombia, France, Hungary, Israel, Japan, Mexico, Poland and Thailand.

Last month, Office Depot announced first quarter 1998 sales of $1.981 billion, a 12% increase over first quarter 1997 sales of $1.772 billion. For FY1997, the Company reported total sales of $6.718 billion. Office Depot's common stock is traded on the New York Stock Exchange under the symbol "ODP".

Various statements in this release may constitute forward-looking statements. Actual results may differ materially from those indicated as a result of various important factors, which are discussed in Viking's and Office Depot's most recent Annual Reports or Forms 10-K and 10-Q, which are on file with the Securities and Exchange Commission.

                           Conference Call Scheduled
                           -------------------------

Office Depot and Viking will co-host a conference call today (May 18th) for investors, stock analysts and the press. The call will be at 10:00 a.m. (Eastern time) and is expected to last up to one hour. To participate in this conference call, please call 800-348-6399 no later than 10 minutes before the start of the scheduled call. International callers should call 212-346-6401.

                                 OFFICE DEPOT
                                 ------------
                                       &
                            VIKING OFFICE PRODUCTS
                            ----------------------

                                   The Facts
                                   ---------

                             Office Depot           Viking             Combined
                             ------------           ------             --------
Stores
   U.S.                            577*                 --                 577*
   Canada                           37                  --                  37

Delivery Centers
   U.S.                             21                  10                  31
   Europe                            1                   9                  10
   Australia                        --                   2                   2

FY97 Sales                      $6,718              $1,286              $8,004
(in millions)

FY97 Earnings                   $159.6              $ 70.1              $229.7
(in millions)

Jan-March 98 Sales              $1,981              $  418              $2,399
(in millions)

Jan-March 98 Earnings           $ 55.8              $ 25.3              $ 81.1
(in millions)

Associates                      35,000               4,000              39,000

Countries                           10                  11                  19
                            (U.S., Canada,     (U.S., Australia,
                             Columbia,          Austria, Belgium,
                             France, Hungary,   France, Germany,
                             Israel, Japan,     Ireland, Italy,
                             Mexico, Poland     Luxembourg,
                             & Thailand)        The Netherlands
                                                & the United Kingdom)

* Includes 567 Office Depot superstores, 5 Furniture at Work and 5 Images/Office Depot Express stores.

                                      ##